Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 29, 2020

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END RESULTS

BILOXI, MS (January 29, 2020)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the fourth quarter and year ended December 31, 2019. The company reported net income of $1,126,000 for the fourth quarter of 2019 compared to net income of $102,000 for the fourth quarter of 2018. Earnings per weighted average common share for the fourth quarter of 2019 were $0.23 compared to earnings of $0.03 for the fourth quarter of 2018. Per share figures are based on weighted average common shares outstanding of 4,943,186 and 4,973,829 for the quarters ended December 31, 2019 and 2018, respectively.

Net income for 2019 was $1,679,000 as compared to $629,000 for 2018. Earnings per weighted average common share for 2019 were $0.34 compared to earnings of $0.13 for 2018. Per share figures are based on weighted average common shares outstanding of 4,943,186 and 5,031,778 for the year ended December 31, 2019 and 2018, respectively.

Impacting the company’s financial performance in 2019 were a $590,000 increase in net interest income, a reduction in the provision for loan losses, a $264,000 increase in non-interest income and a $110,000 reduction in non-interest expense.    These positive results are the direct result of on-going efforts by the Company to improve the credit quality of the loan portfolio and to reduce non-performing assets over the last few years. Furthermore, financial results also reflect initiatives implemented during the last twelve months to increase non-interest income and reduce non-interest expenses.

“Our financial results for the fourth quarter and year ended 2019 improved significantly,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He further added, “We are pleased that strategies to improve our financial performance have been successful and look forward to continuing this progress in the coming year.”

The company’s primary capital ratio was 16.27% at December 31, 2019, compared to 14.43% at December 31, 2018. The company’s book value per share was $19.24 and $17.59 at December 31, 2019 and 2018, respectively.

Founded in 1896, with $595 million in assets as of December 31, 2019, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net interest income	$4,393	$4,331	$17,682	$17,092
Provision for loan losses	(169)	31		122
Non-interest income	1,579	1,259	6,367	6,103
Non-interest expense	5,015	5,493	22,370	22,480
Income tax benefit		(36)		(36)
Net income	1,126	102	1,679	629
Earnings per share	.23	.03	.34	.13

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Allowance for loan losses, beginning of period	$4,383	$5,391	$5,340	$6,153
Recoveries	73	24	195	475
Charge-offs	(80)	(106)	(1,328)	(1,410)
Provision for loan losses	(169)	31		122
Allowance for loan losses, end of period	$4,207	$5,340	$4,207	$5,340

ASSET QUALITY	December 31,
		2019	2018
Allowance for loan losses as a percentage of loans		1.56%	1.95%
Loans past due 90 days and still accruing	$		$55
Nonaccrual loans		9,266	8,250

PERFORMANCE RATIOS	December 31,
	2019	2018
Return on average assets	0.28%	0.10%
Return on average equity	1.84%	0.71%
Net interest margin	3.23%	3.04%
Efficiency ratio	93%	97%
Primary capital	16.27%	14.43%

BALANCE SHEET SUMMARY	December 31,
	2019	2018
Total assets	$594,702	$616,786
Loans	268,949	273,346
Securities	253,314	281,588
Other real estate (ORE)	7,453	8,943
Total deposits	476,143	473,506
Shareholders' equity	95,123	86,934
Book value per share	19.24	17.59
Weighted average shares	4,943,186	5,031,778